Press Release

Excelerate Energy Appoints Deborah Byers as Independent Director

The Woodlands, Texas, July 6, 2022 – Excelerate Energy, Inc. (NYSE: EE) announced today that on July 5, 2022, its Board of Directors (the “Board”) increased its size from six to seven members and appointed Deborah Byers as a new independent director effective immediately. In addition, Ms. Byers will serve as Chairperson of the Audit Committee.

“We are pleased to announce the appointment of Deborah Byers to Excelerate Energy’s Board,” said Don Millican, Chairman of the Board. “Deborah’s extensive energy industry knowledge will be invaluable to the organization as we strive to grow the business globally. This addition also demonstrates our commitment to strengthening and diversifying our corporate governance. We thank her for accepting this responsibility to lead and provide independent management oversight.”

Ms. Byers recently retired as a Partner from Ernst & Young LLP (“EY”) and brings 36 years of Public Accounting experience to the Excelerate Energy Board. During her tenure at EY, Ms. Byers held multiple leadership roles, including serving as EY’s Americas Industry Leader overseeing the growth strategy across its primary markets from July 2018 to her retirement in July 2022. Previously, she served as EY’s Houston Office Managing Partner and US Energy Leader and Managing Partner of EY’s Southwest Region Strategy & Transactions business unit. In these roles, she was a leader in the global energy market and worked with corporations and investment funds in all phases of energy investment across the sector. Ms. Byers holds a bachelor’s degree in Business Administration from Baylor University and is a Certified Public Accountant.

ABOUT EXCELERATE ENERGY:

Excelerate Energy, Inc. is a U.S.-based LNG company located in The Woodlands, Texas. Founded in 2003 by George B. Kaiser, Excelerate is changing the way the world accesses cleaner forms of energy by providing integrated services along the LNG value chain with the objective of delivering rapid-to-market and reliable LNG solutions to customers. Excelerate offers a full range of flexible regasification services from FSRU to infrastructure development to LNG supply. Excelerate has offices in Abu Dhabi, Antwerp, Boston, Buenos Aires, Chattogram, Dhaka, Doha, Dubai, Ho Chi Minh City, Manila, Rio de Janeiro, Singapore, and Washington, DC. For more information, please visit www.excelerateenergy.com.

CONTACTS

Investors

Craig Hicks

Excelerate Energy

Craig.Hicks@excelerateenergy.com

Media

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Sard Verbinnen & Co

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